Exhibit 99.2
Under Armour: Fourth Quarter 2013 Earnings Call, January 30, 2014 (Brad Dickerson)

Thanks, Kevin. I would now like to spend some time discussing our fourth quarter and full year 2013 financial results followed by our updated outlook for 2014.

Our net revenues for the fourth quarter of 2013 increased 35% to $683 million, representing our fastest growth rate in the past nine quarters. For the full year, net revenues increased 27% to $2.33 billion, which compares to our most recent full year guidance of $2.26 billion.

Apparel grew 35% to $546 million during the quarter from $405 million in the prior year, representing the 17th straight quarter of at least 20% growth for our largest product category. As a reminder, we grew Apparel 25% in the fourth quarter of 2012 despite facing the headwinds of warm seasonal weather and poor service levels in key areas like Fleece. This year, we came into the quarter with a compelling lineup of product including expanded Fleece and UA Tech offerings as well as our new ColdGear Infrared technology. This new product positioning combined with the tailwinds of colder weather and our ability to better service the business with higher fill rates for orders, allowed us to more fully capitalize on the strong demand from our consumers.

From a product category standpoint, Training continues to drive much of our overall Apparel dollar growth. We also saw strong growth during the period in our Running, Hunting, and Mountain categories, in our Women's Studio line, and across our Youth business.

Our Direct-to-Consumer net revenues increased 36% for the quarter, representing approximately 39% of net revenues, which was the same mix as the prior year period. In our Retail business, we opened five new Factory House stores during the fourth quarter, increasing our North American Factory House store base to 117, up 15% from 102 locations at the end of last year's fourth quarter. In addition, we expanded 9 of our existing locations during the year in part to offer a broader product assortment in areas such as Footwear and Women's. Looking at our full-price Brand House stores, we opened our second location at Tyson's Corner near Washington D.C. in November. In E-Commerce, we believe many of the same factors that contributed to our strong Apparel growth also drove better-than-planned results in this channel.

Fourth quarter Footwear net revenues increased 24% to $55 million from $45 million in the prior year, representing approximately 8% of net revenues for the period. Results for the quarter partially include the timing of footwear liquidations, which were higher than planned. Given this action, we believe we are entering 2014 better positioned in the market for our new product offerings this spring.

Our Accessories net revenues during the fourth quarter increased 52% to $65 million from $43 million in the prior year period, primarily driven by headwear and gloves.

International net revenues increased 9% to $37 million in the fourth quarter and represented 5% of total net revenues.

Moving on to margins, fourth quarter gross margins expanded approximately 100 basis points to 51.3% compared with 50.3% in the prior year's quarter. We previously guided fourth quarter gross margins to decline year-over-year. On the positive side, we expected lower air freight and a lower mix of excess at our Factory House channel. We expected these to be more than offset by the negative impacts of re-sourcing fleece, higher Canadian duties, and currency impacts on our Japanese business. As the quarter concluded, we experienced minimal impact from both re-sourcing and Canadian duties. In addition, we drove improved profitability through higher service levels and better-than-planned performance across our Direct-to-Consumer channels.

Looking at the year-over-year gross margin picture, two primary factors contributed to the improvement during the quarter:

•	First, our sales mix was favorable, partially offset by the higher Footwear liquidations in the quarter. These factors contributed to approximately 90 basis points of gross margin improvement.

•	Second, the favorable air freight expenses benefited gross margins by approximately 60 basis points.

•	Partially offsetting these gains, the impact of foreign currency exchange rates negatively impacted gross margins by approximately 20 basis points.

Selling, general and administrative expenses as a percentage of net revenues deleveraged 270 basis points to 36.9% in the fourth quarter of 2013 from 34.2% in the prior year's period. With our strong results for the quarter, we had higher than planned incentive compensation expenses. This includes approximately $11 million in equity incentive compensation which we had forecasted in 2014. These higher incentive compensation expenses were a significant driver of the overall SG&A deleverage for the quarter. Further details around our four SG&A buckets are as follows:

•	First, Marketing costs decreased to 8.9% of net revenues for the quarter from 9.7% in the prior year period, primarily driven by overall expense leverage given our strong top line performance.

•	Second, Selling costs increased to 11.6% of net revenues for the quarter from 10.7% in the prior year period, primarily driven by the growth in our Direct-to-Consumer business.

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Third, Product Innovation and Supply Chain costs increased to 8.9% of net revenues for the quarter from 7.6% in the prior year period, primarily driven by higher incentive compensation expenses and innovation investments.

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Finally, Corporate Services increased to 7.5% of net revenues for the quarter from 6.2% in the prior year period, primarily driven by higher incentive compensation expenses and approximately $2.5 million in closing costs for the MapMyFitness acquisition.

Operating income for the fourth quarter increased 21% to $98 million compared with $82 million in the prior year period. For the full year, operating income increased 27% to $265 million, compared to our most recent full year guidance of $260 million. Operating margin contracted 170 basis points during the quarter to 14.4%, while holding flat for the full year at 11.4%.

Our fourth quarter tax rate of 34.0% was favorable to the 37.1% rate last year primarily driven by the timing of the state tax credit which was received in the fourth quarter of 2013 compared to the first quarter of 2012. Our full year effective tax rate of 37.8% was higher than the 36.7% effective tax rate for 2012, primarily due to increased international investments driving reduced profitability overseas.

Our net income in the fourth quarter increased 28% to $64 million compared with $50 million in the prior year period. Fourth quarter diluted earnings per share increased 27% to $0.59 compared to $0.47 last year. Full year diluted earnings per share increased 24% to $1.50 compared to $1.21 in 2012.

Now moving over to the balance sheet. Total cash and cash equivalents at year-end increased 2% to $347 million compared with $342 million at December 31, 2012. We funded the $150 million purchase of MapMyFitness in the fourth quarter with $50 million of cash and a $100 million draw from our $300 million revolving credit facility. Inventory at year-end increased 47% to $469 million compared to $319 million at December 31, 2012, reflecting the same factors we outlined during our third quarter conference call related to comparisons to our prior year's supply chain delivery challenges.

Our investment in capital expenditures was approximately $36 million for the fourth quarter and approximately $92 million for 2013. We are currently planning 2014 capital expenditures in the range of

$140 million to $150 million, primarily driven by incremental investments to support our Direct-to-Consumer and international businesses and further develop and expand our global office footprint.

Now moving onto our updated outlook for 2014. Based on current visibility, we expect 2014 net revenues of $2.84 billion to $2.87 billion, representing growth of 22% to 23%, and 2014 operating income of $326 million to $329 million, representing growth of 23% to 24%. This expected growth is in line with the long-term growth rates laid out at our Investor Day last June.

Below operating results, we anticipate higher interest expense in 2014 given the financing of the MapMyFitness acquisition, a full year effective tax rate of approximately 39.0%, and fully diluted weighted average shares outstanding in the range of 109 million to 110 million.

Given these full year parameters, we would like to provide a few more details on how we currently see the quarterly cadence playing out.

First, with net revenues, we currently anticipate the growth rate for the first half of the year to be above our expected full year growth rate. Factors driving this include our expected ability to continue servicing our business with higher fill rates, as well as accelerated Footwear growth.

For the second half of the year, we will start to comp the improved service levels experienced in the second half of 2013. In addition, over the next few months we will gain more visibility on fall/winter orders and our ability to execute on the planned international growth in the back half of the year. We will provide updates on our progress on future calls.

Next on gross margins where we expect modest gains throughout each quarter in 2014, inclusive of lapping one-time factors in 2013 such as the third quarter import duty impact. While we see numerous puts and takes in individual quarters, four factors are expected to be the common themes during the year.

•	First, we expect ongoing supply chain efficiencies will be the primary driver to higher gross margins.

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Second, we expect minimal margin impact from our Direct-to-Consumer business given lower Factory House square footage growth year-over-year as well as a similar mix of Made-For product in our Factory House stores year-over-year.

•	Third, our sales mix will be adversely impacted by our expected International growth, which includes a mix of lower-margin distributor businesses.

•	Finally, Footwear growth is expected to have a minimal impact to consolidated gross margins, as the expected sales mix impact is now planned to be offset by improved Footwear product margins.

Shifting to SG&A. As we mentioned, we recognized approximately $11 million in incentive compensation expense during the fourth quarter of 2013 that was originally forecasted in 2014. As a result, we are re-allocating investments in three primary areas for 2014: marketing, international, and MapMyFitness. In marketing, we expect to deleverage expenditures to approximately 11% of net revenues for the full year given some of the initiatives Kevin laid out. From a timing perspective, we expect over 100 basis points of deleverage in the first quarter primarily given our overall plans around activating our first Brand Holiday of the year. The Marketing expense rate is planned to remain elevated in the second quarter before normalizing from a rate perspective during the second half of the year.

International remains an important opportunity and priority and we will continue to make the right level of investments to help realize our global potential, especially in Latin American markets that we are entering in 2014. MapMyFitness will also be a key area of investment as we look to build and further engage this community.

As we have been emphasizing, our bottom line focus will remain on driving operating income dollar growth balanced with making the right investments to drive our long-term global success.

Finally, some additional color on our Inventory positioning. We expect inventory growth rate to remain above net revenues growth rate at the end of the first quarter given some of the same factors we outlined during this past quarter and including our positioning for elevated first half growth expectations. We do expect the spread between the inventory growth rate and the net revenues growth rate to narrow somewhat during the first quarter before returning to more in line levels during the duration of the year. We remain encouraged with some of the early traction we are seeing from the recent investments across our supply chain organization.

In conclusion, we had a great finish to 2013 with strong signs of continued brand momentum, improving supply chain efforts to better service this demand, and improved foundations to support long-term global success. These factors give us the confidence in raising our 2014 top line outlook by over $100 million from our preliminary outlook last quarter, while also raising our 2014 operating income outlook by over $10 million.

We would now like to open the call for your questions. We ask that you limit your questions to two per person, so we can get to as many of you as possible. Operator?

Forward Looking Statements
Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex, global business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; our ability to comply with trade or other regulation; the availability, integration and effective operation of management information systems and other technology; our ability to effectively integrate new businesses and investments into our company; our potential exposure to litigation and other proceedings; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.